Exhibit 99.1

EXECUTION COPY

AMENDED AND RESTATED
REVOLVING CREDIT AGREEMENT

between

BRASCAN (US) CORPORATION
as Lender

and

CRYSTAL RIVER CAPITAL, INC.,
as Borrower

dated as of November 8, 2007

Page

I.	DEFINITIONS	1
1.1	Accounting Terms	1
1.2	General Terms	1
1.3	Certain Matters of Construction	9
II.	ADVANCES, PAYMENTS	10
2.1	Amount of Advances	10
2.2	Procedure for Advances Borrowing.	10
2.3	Disbursement of Advance Proceeds	11
2.4	Maximum Advances.	11
2.5	Manner of Borrowing and Repayment of Advances	11
2.6	Repayment of Excess Advances	12
2.7	Statement of Account	12
2.8	Additional Payments	12
2.9	Use of Proceeds	12
III.	INTEREST AND FEES	12
3.1	Interest	12
3.2	Computation of Interest	13
3.3	Maximum Charges	13
3.4	Increased Costs	13
3.5	Basis For Determining Interest Rate Inadequate or Unfair	14
IV.	REPRESENTATIONS AND WARRANTIES	14
4.1	Authority	14
4.2	Formation and Qualification	14
4.3	Survival of Representations and Warranties	15
4.4	Tax Returns	15
4.5	Financial Statements	15
4.6	Entity Name	15
4.7	O.S.H.A. and Environmental Compliance	15
4.8	Solvency; No Litigation, Violation, Indebtedness or Default	16
4.9	Licenses and Permits	17

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(continued)
Page

4.10	Default of Indebtedness	17
4.11	No Default	17
4.12	No Burdensome Restrictions	17
4.13	Margin Regulations	17
4.14	Investment Company Act	18
4.15	Disclosure	18
4.16	Conflicting Agreements	18
4.17	Application of Certain Laws and Regulations	18
4.18	Business and Property of Borrower	18
4.19	Anti-Terrorism Laws	18
4.20	Trading with the Enemy	19
4.21	Ownership of Collateral; Liens	19
4.22	Security Documents	19
V.	AFFIRMATIVE COVENANTS	19
5.1	Reserved.	19
5.2	Conduct of Business and Maintenance of Existence and Assets	19
5.3	Violations	20
5.4	Financial Covenants	20
5.5	Execution of Supplemental Instruments	20
5.6	Payment of Indebtedness	20
5.7	Standards of Financial Statements	20
5.8	Further Assurances	20
VI.	NEGATIVE COVENANTS	21
6.1	Prohibition on Fundamental Changes	21
6.2	Dividends	21
6.3	Limitation on Liens	21
6.4	Nature of Business	21
6.5	Transactions with Affiliates	21
6.6	Fiscal Year and Accounting Changes	22
6.7	Amendment of Articles of Incorporation, By-Laws	22
6.8	Compliance with ERISA	22

-ii-

(continued)
Page

6.9	Anti-Terrorism Laws	22
6.10	Trading with the Enemy Act	23
6.11	Limitation on Disposition of Collateral	23
6.12	Limitation on Negative Pledge Clauses	23
VII.	CONDITIONS PRECEDENT	23
7.1	Conditions to Initial Advances	23
7.2	Conditions to Each Advance	25
VIII.	INFORMATION AS TO BORROWER	25
8.1	Environmental Reports	25
8.2	Litigation	25
8.3	Material Occurrences	26
8.4	Annual Financial Statements	26
8.5	Quarterly Financial Statements	26
8.6	Other Reports	26
8.7	Additional Information	26
8.8	Notice of Suits, Adverse Events	27
8.9	ERISA Notices and Requests	27
8.10	Additional Documents	27
IX.	EVENTS OF DEFAULT	28
9.1	Nonpayment	28
9.2	Breach of Representation	28
9.3	Financial Information	28
9.4	Judicial Actions	28
9.5	Noncompliance	28
9.6	Judgments	28
9.7	Bankruptcy of Borrower	28
9.8	Inability to Pay	29
9.9	Cross Default	29
9.10	Change of Control	29
9.11	Invalidity	29

-iii-

(continued)
Page

9.12	Licenses	29
9.13	Pension Plans	29
9.14	Security Documents.	29
X.	BRASCAN’S RIGHTS AND REMEDIES AFTER DEFAULT	29
10.1	Rights and Remedies	30
10.2	Brascan’s Discretion	30
10.3	Rights and Remedies not Exclusive	30
10.4	Allocation of Payments After Event of Default	30
XI.	WAIVERS AND JUDICIAL PROCEEDINGS	31
11.1	Waiver of Notice	31
11.2	Delay	31
11.3	Jury Waiver	31
XII.	EFFECTIVE DATE AND TERMINATION	31
12.1	Term	31
12.2	Termination	31
XIII.	MISCELLANEOUS	32
13.1	Governing Law	32
13.2	Entire Understanding	32
13.3	Successors and Assigns	32
13.4	Application of Payments	33
13.5	Indemnity	33
13.6	Notice	35
13.7	Survival	35
13.8	Severability	35
13.9	Expenses	35
13.10	Injunctive Relief	35
13.11	Damages	35
13.12	Captions	36
13.13	Counterparts; Facsimile	36

-iv-

(continued)
Page

13.14	Construction	36
13.15	Sharing Information	36
13.16	Publicity	36
13.17	Confidentiality	36
13.18	Certifications From Banks and Participants; US Patriot Act	37

-v-

List of Exhibits and Schedules
Exhibits

Exhibit 2.1	Revolving Credit Note

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.1	Consents
Schedule 4.2(a)	States of Qualification and Good Standing
Schedule 4.2(b)	Subsidiaries
Schedule 4.4	Federal Tax Identification Number
Schedule 4.8(b)	Litigation
Schedule 4.8(d)	Plans
Schedule 4.9	Licenses and Permits

 -i-

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Amended and Restated Revolving Credit Agreement dated as of November 8, 2007, by and among CRYSTAL RIVER CAPITAL, INC., a corporation organized under the laws of the State of Maryland (“Borrower”), and BRASCAN (US) CORPORATION (“Brascan”), as Lender.

RECITALS:

WHEREAS, Borrower and Brascan are parties to a Revolving Credit Agreement, dated as of August 9, 2007 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Credit Agreement”);

WHEREAS, pursuant to the Prior Credit Agreement, Brascan agreed to make certain loans and other extensions of credit to Borrower;

WHEREAS, each of the parties hereto wishes to and agrees to amend and restate the Prior Credit Agreement on the terms and conditions set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities under the Prior Credit Agreement or evidence payment of all or any of such obligations and liabilities, and that this Agreement amend and restate in its entirety the Prior Credit Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the Borrower and Brascan hereby agree as follows:

I.             DEFINITIONS.

1.1           Accounting Terms.  Where explicitly indicated, as used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2006.

1.2           General Terms.  For purposes of this Agreement the following terms shall have the following meanings:

“Adjusted Net Portfolio Value” shall mean, at any time of determination, the fair value, as set forth in Borrower’s balance sheet most recently delivered pursuant to Section 8.4 or 8.5 hereof, of Borrower’s portfolio of mortgage-backed securities, adjusted for a hypothetical 2.0% per annum increase or decrease in interest rates and after giving effect to interest rate options, swaps, caps or collar agreements with respect to such portfolio.

“Advances” shall mean the advances made pursuant to Section 2.1 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of  voting securities, by contract, or otherwise, or owning or possessing the power to vote twenty five percent (25%) or more of any class of voting securities of any Person.

“Agreement” shall mean this Amended and Restated Revolving Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” shall mean any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, Federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Blocked Person”  shall have the meaning set forth in Section 4.19(b) hereof.

“Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Borrower’s Account” shall have the meaning set forth in Section 2.7 hereof.

“Borrowing Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Brascan” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of Brascan.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change of Control” shall mean the occurrence of any event which results in Hyperion Brookfield Crystal River Capital Advisors, LLC, a wholly-owned indirect subsidiary of Brookfield Asset Management Inc., or another wholly-owned subsidiary of Brookfield Asset Management Inc. not acting as manager and advisor of Borrower.

“Closing Date” shall mean November 8, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean all property of Borrower, now owned or after acquired, upon which a Lien is purported to be created by any Security Document.

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Controller or Treasurer of Borrower, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Section 5.4.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable Federal, state or other Applicable Law.

“Controlled Group” shall mean, at any time, Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Eurodollar Rate” shall mean, for any Eurodollar Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Brascan by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest equal to the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if British Banker’s Association or its successor ceases to provide such quotes, a comparable replacement determined by Brascan) display page 3750 as of 11:00 a.m. (London Time) (or such other display page on the Moneyline Telerate system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and  having a borrowing date and a maturity comparable to such Interest Period divided by (ii) a number equal to 1.00 minus the Reserve Percentage.  The Eurodollar Rate shall be adjusted with respect to any Eurodollar Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date.  Brascan shall give prompt notice to Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurodollar Rate Loan” shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

“Event of Default” shall have the meaning set forth in Article IX hereof.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et  seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable environmental law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except for trade payables and capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person.  Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

“Interest Period” shall mean, with respect to a Eurodollar Rate Loan, the period commencing on the Borrowing Date of such Eurodollar Rate Loan and ending on the Repayment Date for such Eurodollar Rate Loan.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition or results of operations of Borrower, (b) Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, or (c) the practical realization of the benefits of Brascan’s rights and remedies under this Agreement and the Other Documents.

“Maximum Advance Amount” shall mean $100,000,000.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Income” shall mean fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses and extraordinary gains, all as determined in accordance with GAAP, provided, however, that there shall be specifically excluded therefrom (i) unrealized gains (or losses) on derivatives; and (ii) realized and unrealized gains (or losses, including non-cash impairment losses) on securities available for sale.

“Net Worth” at a particular date, shall mean (a) the aggregate amount of all assets of Borrower as may properly be classified as such in accordance with GAAP consistently applied and such other assets as are properly classified as “intangible assets”, less (b) the aggregate amount of all Indebtedness of Borrower, plus (c) the principal amount of any Qualified Subordinated Debt shown on the last balance sheet of Borrower delivered pursuant to Section 8.4 or 8.5 hereof.

“Notice of Borrowing” shall have the meaning set forth in Section 2.2(a) hereof.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Brascan of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement and the Other Documents, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Brascan to perform acts or refrain from taking any action.

“Ordinary Course of Business” shall mean, generally, the ordinary course of Borrower’s business as conducted on the Closing Date.

“Other Documents” shall mean the Revolving Credit Note, the Security Documents and any and all other agreements, instruments and documents, now or hereafter executed by Borrower and/or delivered to Brascan in respect of the transactions contemplated by this Agreement and the Security Documents.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Payment Office” shall mean initially Brascan’s office at Three World Financial Center,200 Vesey Street, Floor 10, New York, New York 10281-1010; thereafter, such other office of Brascan, if any, which it may designate by notice to Borrower to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the Controlled Group for employees of any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the Controlled Group for employees of any entity which was at such time a member of the Controlled Group.

“Permitted Encumbrances” shall mean (a) Liens for taxes, assessments or other governmental charges not delinquent or being Properly Contested; (b) Liens disclosed in the financial statements referred to in Section 4.5, the existence of which Brascan is deemed to have consented to in writing; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree which has either been stayed or bonded, or which does not constitute or result in an Event of Default under Section 9.6; (f) common carriers’, mechanics’, workers’, materialmen’s or other like Liens arising in the Ordinary Course of Business with respect to obligations which are not due or which are being contested in good faith by Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of Borrower; (h) Liens disclosed on Schedule 1.2; (j) Liens in favor of counterparties to repurchase agreements entered into in the Ordinary Course of Business; and (k) Liens created pursuant to the Security Documents.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan), maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

 “Prior Credit Agreement” shall have the meaning ascribed to it in the Recitals hereof.

“Properly Contested” shall mean, in the case of any Indebtedness of any Person (including any taxes) that is not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof, (i) such Indebtedness is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness shall not have a Material Adverse Effect; (iv) if such Indebtedness results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (v) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Qualified Subordinated Debt” shall mean, as of any date, indebtedness of Borrower (including any junior subordinated debentures and guaranties related to the issuance of trust preferred securities by one or more trusts that are affiliates of Borrower) where (I) the papers evidencing, securing, governing or otherwise related to such indebtedness impose covenants and conditions on Borrower that are no more restrictive or onerous than the covenants and conditions imposed on Borrower hereunder, (II) that by the terms of such papers, such indebtedness is subordinated to the obligations of Borrower hereunder and (III) the principal of which is not due and payable until thirteen (13) months or more after the Closing Date.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Regulations” shall have the meaning set forth in Section 3.11 hereof.

“Repayment Date” shall have the meaning set forth in Section 2.2(a) hereof.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Reserve Percentage” shall mean as of any day the maximum percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Revolving Credit Note” shall mean the promissory notes referred to in Section 2.1 hereof.

“Revolving Interest Rate” shall mean an interest rate per annum equal to  the sum of the Eurodollar Rate plus 2.50% per annum with respect to Eurodollar Rate Loans.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Security Documents” shall mean any and all agreements, instruments and documents, now or hereafter executed by Borrower and/or delivered to Brascan in respect of the granting of Liens on Collateral.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Term” shall have the meaning set forth in Section 12.1 hereof.

“Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the real property or the leasehold interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances.  “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

“Transactions” shall mean the consummation of the transactions contemplated under this Agreement and the Other Documents.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3           Certain Matters of Construction.  The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Any pronoun used shall be deemed to cover all genders.  Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  Unless otherwise provided, all references to any instruments or agreements to which Brascan is a party, including references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof to the extent such modifications, amendments, extensions or renewals are permitted by the terms hereof.  All references herein to the time of day shall mean the time in New York, New York.  Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”.  A

Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Brascan.  Any agreement entered into by Brascan pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Brascan pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Brascan, shall, unless otherwise expressly provided, be entered into, made or received, or taken or omitted, for the benefit or account of Brascan.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of a breach of a representation or warranty hereunder.

II.            ADVANCES, PAYMENTS.

2.1           Amount of Advances.  Subject to the terms and conditions set forth in this Agreement, Brascan shall make Advances of Eurodollar Rate Loans to Borrower, upon the request of Borrower in accordance with the provisions of Section 2.2 hereof, in aggregate amounts outstanding at any time up to the Maximum Advance Amount.  The Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1.

2.2           Procedure for Advances Borrowing.

(a)           Borrower shall provide to Brascan a written request to incur an Advance hereunder (each, a “Notice of Borrowing”) no later than 12:00 p.m., on any Business Day, which Notice of Borrowing shall specify: (i) the date of the proposed borrowing (the “Borrowing Date”), which shall be at least one (1) Business Day after Brascan’s receipt of such Notice of Borrowing;  (ii) the amount of such Advance to be made in Eurodollar Rate Loans and (iii) the date such Advance shall be repaid (the “Repayment Date”).

(b)           Eurodollar Rate Loans shall not be made available to Borrower during the continuance of a Default or an Event of Default.

(c)           Borrower shall indemnify Brascan and hold Brascan harmless from and against any and all losses or expenses that Brascan may sustain or incur as a consequence of any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of a Eurodollar Rate Loan after notice thereof has been given.

(d)           Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for Brascan (for purposes of this subsection (d), the term “Lender” shall include Brascan and the office or branch where Brascan or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lender to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any Eurodollar Rate Loans are then outstanding, promptly upon request from Lender,  either pay all such Eurodollar Rate Loans or convert such Eurodollar Rate Loans into loans priced according to Brascan’s cost of funds for making such loans plus 2.25%.  If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Brascan, upon Brascan’s request, such amount or amounts as may be necessary to compensate Brascan for any loss or expense sustained or incurred by Brascan in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Brascan to Brascan of funds obtained by Brascan in order to make or maintain such Eurodollar Rate Loan.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Brascan to Borrower shall be conclusive absent manifest error.

2.3           Disbursement of Advance Proceeds.  All Advances shall be disbursed from whichever office or other place Brascan may designate from time to time and, together with any and all other Obligations of Borrower to Brascan, shall be charged to Borrower’s Account on Brascan’s books.  During the Term, Borrower may use the Advances by borrowing and reborrowing, all in accordance with the terms and conditions hereof.  The proceeds of each Advance requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Advances to the extent Brascan make such Advances, be made available to Borrower on the applicable Borrowing Date by way of credit to Borrower’s operating account at Brascan, or such other bank as Borrower may designate following notification to Brascan, in immediately available Federal funds or other immediately available funds or be disbursed to Brascan to be applied to the outstanding Obligations giving rise to such deemed request.

2.4           Maximum Advances.

The aggregate balance of Advances outstanding at any time shall not exceed the Maximum Advance Amount.

2.5           Manner of Borrowing and Repayment of Advances.

(a)           Except as expressly provided herein, each payment by Borrower on account of principal and interest on an Advance, and any other amounts payable hereunder, or under any of the Other Documents, shall be made without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim, and shall be made to Brascan at the Payment Office, not later than 1:00 p.m., on the Repayment Date with respect to such Advance, in Dollars and in immediately available funds.

(b)           Subject to the terms hereof, the Borrower shall repay all Obligations including the outstanding principal amount of all Advances hereunder together with all accrued interest, fees and other amounts then unpaid by it with respect to such Advances in full on the first anniversary date of the Closing Date and the commitments of Brascan hereon shall be automatically terminated on such date.

2.6           Repayment of Excess Advances.  The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.7           Statement of Account.  Brascan shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Brascan and the date and amount of each payment in respect thereof; provided, however, the failure by Brascan to record the date and amount of any Advance or payment shall not adversely affect Brascan or Borrower.  Each month, Brascan shall send to Borrower a statement showing the accounting for the Advances made and payments made or credited in respect thereof.  The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Brascan and Borrower unless Brascan receives a statement in writing, by facsimile, or by email of Borrower’s specific exceptions thereto within thirty (30) days after such statement is received by Borrower.  The records of Brascan with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.8           Additional Payments.  Any sums expended by Brascan due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document, may be charged to Borrower’s Account as an Advance and added to the Obligations.

2.9           Use of Proceeds.

(a)           Borrower shall use the proceeds of Advances for general working capital purposes.

(b)           Without limiting the generality of Section 2.9(a) above, neither Borrower nor any other Person which may in the future become a party to this Agreement or the Other Documents as Borrower, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of the Trading with the Enemy Act.

III.           INTEREST AND FEES.

3.1           Interest.  Interest on each Advance shall be payable in arrears on the Repayment Date with respect to such Advance.  Interest charges shall be computed on the actual principal amount of Advances outstanding at a rate per annum equal to the Revolving Interest Rate.  The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date.  Upon and after the occurrence of an Event of Default, and during the continuation thereof, Eurodollar Rate Loans shall bear interest at the Revolving Interest Rate for Eurodollar Rate Loans plus 3.75% per annum (as applicable, the “Default Rate”).

3.2           Computation of Interest.  Interest hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.  If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate during such extension.

3.3           Maximum Charges.  In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Brascan shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.4           Increased Costs.  In the event that any Applicable Law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by Brascan and the office or branch where Brascan makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a)           subject Brascan to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Brascan of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Brascan by the jurisdiction in which it maintains its principal office);

(b)           impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Brascan, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)           impose on Brascan or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Brascan of making, renewing or maintaining its Advances hereunder by an amount that Brascan deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Brascan deems to be material, then, in any case Borrower shall promptly pay Brascan, upon its demand, such additional amount as shall compensate Brascan for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Eurodollar Rate.  Brascan shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error

3.5           Basis For Determining Interest Rate Inadequate or Unfair.  In the event that Brascan shall have determined that:

(a)           reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.2 hereof for any Advance; or

(b)           Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan or a proposed Eurodollar Rate Loan,

(c)           then Brascan shall give Borrower prompt written, telephonic or telegraphic notice of such determination either on the date Brascan receives the Notice of Borrowing or on the date of the proposed borrowing.  If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made according to Brascan’s cost of funds  for such Advances plus 2.50%.   Until such notice has been withdrawn, Brascan shall have no obligation to make Eurodollar Rate Loans or maintain outstanding Eurodollar Rate Loans.

IV.           REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

4.1           Authority.  Borrower has the corporate power and authority and legal right to enter into this Agreement and the Other Documents and to perform all its Obligations hereunder and thereunder.  This Agreement and the Other Documents have been duly executed and delivered by Borrower, and this Agreement and the Other Documents constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, are not in contravention of the terms of Borrower’s by-laws, certificate of incorporation or other applicable documents relating to Borrower’s formation or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, (b) shall not, except as could not reasonably be expected to result in a Material Adverse Effect, conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body applicable to Borrower, (c) shall not require the Consent of any Governmental Body or any other Person, except those Consents set forth on Schedule 4.1 hereto, all of which shall have been duly obtained, made or compiled prior to the Closing Date and which are in full force and effect and (d) shall not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any of the Collateral under the provisions of any agreement, charter document, instrument, by-law or other instrument to which Borrower is a party or by which it or its property is a party or by which it may be bound.

4.2           Formation and Qualification.

(a)           Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 4.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 4.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect.  Borrower has delivered to Brascan true and complete copies of its certificate of incorporation and by-laws and shall promptly notify Brascan of any amendment or material changes thereto.

(b)           As of the Closing Date, the only Subsidiaries of Borrower are listed on Schedule 4.2(b).

4.3           Survival of Representations and Warranties.  All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

4.4           Tax Returns.  Borrower’s Federal tax identification number is set forth on Schedule 4.4.  Borrower has filed all Federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable except those that are being contested by Borrower in good faith and with respect to which reserves in accordance with GAAP have been provided on the books of Borrower.  Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2006.  The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

4.5           Financial Statements.  The consolidated and consolidating balance sheets of Borrower, its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of September 30, 2007, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Brascan, have been prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments and the absence of footnote disclosures) and present fairly in all material respects the financial position of Borrower and its Subsidiaries at such date and the results of their operations for such period.  Since the date of the latest financial statements delivered pursuant to Article VIII, no Material Adverse Effect has occurred and is continuing.

4.6           Entity Name.  As of the Closing Date, Borrower has not been known by any other corporate name in the past five years nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during such preceding five (5) year period.

4.7           O.S.H.A. and Environmental Compliance.

(a)           To the extent applicable to Borrower, except as could not reasonably be excepted to result in a Material Adverse Effect, (i) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds, real property and equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws and (ii) there have been no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or equipment under any such laws, rules or regulations.

(b)           Except as could not reasonably be expected to result in a Material Adverse Effect, Borrower has been issued all required Federal, state and local licenses, certificates or permits relating to all applicable environmental laws necessary to the operations of the business of Borrower.

4.8           Solvency; No Litigation, Violation, Indebtedness or Default.

(a)           After giving effect to the Transactions, Borrower shall be solvent, able to pay its debts as they mature, shall have capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) shall be in excess of the amount of its liabilities.

(b)           Except as disclosed in Schedule 4.8(b), Borrower has no pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c)           Borrower is not in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order applicable to Borrower, of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d)           Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 4.8(d) hereto.  (i) No Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from Federal income tax under Section 501(a) of the Code; (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan; (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group; (xii) neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code; (xiii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.

4.9           Licenses and Permits.  Except as set forth in Schedule 4.9 or that could reasonably be expected to have a Material Adverse Effect, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable Federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business.

4.10           Default of Indebtedness.  Except as could not reasonably be expected to have a Material Adverse Effect, Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

4.11           No Default.  Except as could not reasonably be expected to have a Material Adverse Effect, Borrower is not in default in the payment or performance of any of its contractual obligations.

4.12           No Burdensome Restrictions.  Borrower is not party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect.

4.13           Margin Regulations.  Borrower is not engaged, nor shall it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any Advance shall be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

4.14           Investment Company Act.  Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

4.15           Disclosure.  No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of material fact or omits to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.  There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Brascan in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

4.16           Conflicting Agreements.  No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

4.17           Application of Certain Laws and Regulations.  There is no law, statute, rule or regulation applicable to Borrower, which regulates the incurrence of any Indebtedness.

4.18           Business and Property of Borrower.  Borrower does not propose to engage in any business other than the business engaged in on the Closing Date and businesses reasonably related thereto.

4.19           Anti-Terrorism Laws.

(a)           General.  Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  Neither Borrower nor any Affiliate of Borrower acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)           a Person or entity with which Brascan is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)           a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)           a Person or entity who is affiliated or associated with a Person or entity listed above.

(c)           Neither Borrower or, to the knowledge of Borrower, any of its affiliates acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property  blocked  pursuant to the Executive Order No. 13224.

4.20           Trading with the Enemy.  Borrower has not engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

4.21           Ownership of Collateral; Liens.  To the extent Borrower has pledged any Collateral to Brascan, Borrower will have good title to, or a valid interest in, such Collateral, and none of such Collateral will be subject to any Lien except Permitted Encumbrances.

4.22           Security Documents.  To the extent Borrower has pledged any Collateral to Brascan, the Security Documents covering such Collateral will be effective to create in favor of Brascan a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, which security interest will be perfected and prior and superior in right to any other Person upon the filing of appropriate financing statements in the appropriate filing offices and/or the delivery of the such portion of the Collateral that requires possession for perfection of security interests.

V.           AFFIRMATIVE COVENANTS.

Borrower shall, until payment in full of the Obligations and termination of this Agreement:

5.1           Reserved.

5.2           Conduct of Business and Maintenance of Existence and Assets.  (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement); (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

5.3           Violations.  Promptly notify Brascan in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

5.4           Financial Covenants.  Beginning with the fiscal quarter ended September 30, 2007:

(a)           Net Worth.  For each fiscal quarter of Borrower, maintain Net Worth in an amount equal to not less than $175,000,000.

(b)           Quarterly Net Income.  For each fiscal quarter of Borrower, earn Net Income of not less than $4,000,000.

(c)           Rolling Four Quarter Income.  For the most recently ended fiscal quarter of Borrower and the three preceding fiscal quarters of Borrower, earn Net Income of not less than $20,000,000.

(d)           Maximum Post Shock Test.  Cause at all times the result of the fair value, as set forth in the Borrower’s balance sheet most recently delivered pursuant to Section 8.4 and 8.5 hereof, of Borrower’s portfolio of mortgage-backed securities minus Adjusted Net Portfolio Value of such mortgage-backed securities to be less than twenty-five percent (25%) of Net Worth as set forth in such balance sheet.

(e)           Maximum Indebtedness to Total Net Worth Ratio.  Maintain as of the end of each fiscal quarter of Borrower, a ratio of Indebtedness to Net Worth of not more than 10.0 to 1.0.

5.5           Execution of Supplemental Instruments.  Execute and deliver to Brascan from time to time, upon demand, and such other instruments as Brascan may reasonably request, in order that the full intent of this Agreement may be carried into effect.

5.6           Payment of Indebtedness.  Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Brascan may reasonably deem proper and necessary.

5.7           Standards of Financial Statements.  Cause all financial statements referred to in Sections 8.4, 8.5, 8.6, 8.7 and 8.8 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

5.8           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the Other Documents, or of more fully perfecting or renewing the rights of Brascan with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by Brascan of any power, right, privilege or remedy pursuant to this Agreement or the Other Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Body, Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Brascan may be required to obtain from Borrower for such consent, approval, recording, qualification or authorization.

VI.           NEGATIVE COVENANTS.

Borrower shall not, until satisfaction in full of the Obligations and termination of this Agreement:

6.1           Prohibition on Fundamental Changes.  Enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, however, that Borrower may merge or consolidate with (x) any wholly owned Subsidiary, or (y) any other Person if Borrower is the surviving corporation; and provided, further, that, if after giving effect thereto, no Event of Default would exist hereunder.

6.2           Dividends.  Declare, pay or make any dividend or distribution on or in respect of any Equity Interests of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interests of Borrower if a Default or Event of Default shall have occurred and be continuing, provided, however, that after the occurrence and during the continuation of a Default or Event of Default, Borrower shall be permitted to make such declaration or payment necessary to maintain its status as a real estate investment trust under Sections 856-860 of the Code.

6.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any Collateral, whether now owned or hereafter acquired, except for Liens created pursuant to the Security Documents.

6.4           Nature of Business.  Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the Ordinary Course of Business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

6.5           Transactions with Affiliates.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except to the extent any of the foregoing are in the Ordinary Course of Business and on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

6.6           Fiscal Year and Accounting Changes.  Without Brascan’s prior written consent,  change its fiscal year from a year ending on December 31, or make any change (i) in accounting treatment and reporting practices except as required by GAAP or by law, or, as permitted by GAAP or (ii) in tax reporting treatment except as required by, or permitted by, law.  Borrower shall give Brascan at least fifteen (15) days prior written notice of any such requested change, which notice shall include a detailed explanation of the changes intended to be made and pro forma financial statements demonstrating the impact thereof.

6.7           Amendment of Articles of Incorporation, By-Laws.  Amend, modify or waive in any manner that would be reasonably likely to adversely affect the Borrower or any material term or material provision of its Articles of Incorporation, by-laws or any other organizational document, unless required by law.

6.8           Compliance with ERISA.  (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 4.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 4.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Brascan of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

6.9           Anti-Terrorism Laws.  For itself and any Affiliate or Brascan:

(a)           Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

(b)           Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

(c)           Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.

Borrower shall deliver to Brascan any certification or other evidence requested from time to time by Brascan in its sole discretion, confirming Borrower’s compliance with this Section.

6.10           Trading with the Enemy Act.  Engage in any business or activity in violation of the Trading with the Enemy Act.

6.11           Limitation on Disposition of Collateral.  Sell, lease, assign, convey, transfer or otherwise dispose of any Collateral, whether now owned or hereafter acquired, unless the proceeds of such sale, lease, assignment, conveyance, transfer or other disposition (net of taxes payable and expenses incurred in connection with such lease, assignment, conveyance, transfer or other disposition) is in an amount that is at least equal to the principal amount of the Advances then outstanding and such net proceeds are either (i) pledged to Brascan as collateral for such Advances pursuant to such documents as Brascan reasonably requests or (ii) paid to Brascan to be applied to the payment in full of such Advances and all accrued and unpaid interest on such Advances.

6.12           Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower to create, incur, assume or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, to secure the Obligations, other than this Agreement, the Other Documents and restrictions imposed by applicable law, rule or regulation.

VII.           CONDITIONS PRECEDENT.

7.1           Conditions to Initial Advances.  The agreement of Brascan to make the initial Advances requested to be made is subject to the satisfaction, or waiver by Brascan, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a)           Execution and Delivery of Closing Documents.  Brascan shall have received each of this Agreement, the Revolving Credit Note, and each Other Document to which Borrower is a party, duly executed and delivered by an authorized officer of Borrower;

(b)           Corporate Proceedings of Borrower.  Brascan shall have received a copy of the resolutions in form and substance reasonably satisfactory to Brascan, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Revolving Credit Note and any related agreements, certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(c)           Incumbency Certificates of Borrower.  Brascan shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and Brascan of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

(d)           Certificates.  Brascan shall have received a copy of the Articles or Certificate of Incorporation of Borrower and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, together with copies of the by-Laws of Borrower and all agreements of Borrower’s shareholders, certified as accurate and complete by the Secretary of Borrower;

(e)           Good Standing Certificates.  Brascan shall have received good standing certificates for Borrower dated not more than twenty (20) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

(f)           No Litigation.  (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Revolving Credit Note, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Brascan, is deemed material or (B) which could, in the reasonable opinion of Brascan, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(g)           No Adverse Material Change.  (i) Since September 30, 2007, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Brascan shall have been proven to be inaccurate or misleading in any material respect;

(h)           Other Documents.  Brascan shall have received the executed Other Documents, all in form and substance reasonably satisfactory to Brascan;

(i)           Closing Certificate.  Brascan shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

(j)           Compliance with Applicable Laws.  Brascan shall be reasonably satisfied that Borrower is in compliance with all pertinent Federal, state, local or territorial regulations applicable to Borrower, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and the Trading with the Enemy Act; and

(k)           Other.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to Brascan and its counsel.

       7.2           Conditions to Each Advance.  The agreement of Brascan to make any Advance requested to be made on any Borrowing Date, is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)           Representations and Warranties.  Each of the representations and warranties made by Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)           No Default.  No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advance requested to be made, on such date; provided, however that Brascan, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advance so made shall not be deemed a waiver of any such Event of Default or Default; and

(c)           Maximum Advances.  In the case of any Advance requested to be made, after giving effect thereto, the aggregate amount of such Advance shall not exceed the Maximum Advance Amount.

(d)           Collateral.  Brascan shall have received a duly executed Security Document with respect to Collateral that it has determined, in its sole discretion, to sufficiently collateralize the Advance being made by it.  with such Collateral being pledged to secure all of the Obligations together with each document (including, without limitation, any UCC financing statement) required by the Security Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person, shall have been filed, registered or recorded or shall have been delivered to Agent in proper form for filing, registration or recordation.

Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

VIII.        INFORMATION AS TO BORROWER.

Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

8.1           Intentionally Omitted.

8.2           Litigation.  Promptly notify Brascan in writing, by facsimile, or by email of any claim, litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which could reasonably be expected to have a Material Adverse Effect.

8.3           Material Occurrences.  Promptly notify Brascan in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Brascan fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower which permits the holders of any Indebtedness of Borrower the outstanding principal amount of which exceeds $500,000, to accelerate maturity of such Indebtedness, including the names and addresses of the holders of such Indebtedness, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower proposes to take with respect thereto.

8.4           Annual Financial Statements.  Furnish Brascan within ninety (90) days after the end of each fiscal year of Borrower, financial statements of Borrower, including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Brascan.  In addition, the reports shall be accompanied by a Compliance Certificate.

8.5           Quarterly Financial Statements.  Furnish Brascan within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of Borrower and unaudited statements of income and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business.  The reports shall be accompanied by a Compliance Certificate.

Notwithstanding the foregoing, the obligations in Section 8.4 and 8.5 may be satisfied with respect to financial information of the Company by filing the Company’s Form 10-K or 10-Q, as applicable, with the Securities and Exchange Commission.

8.6           Other Reports.  Furnish Brascan as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, shareholder reports and tax returns as Borrower shall send to its stockholders or file with the SEC.

8.7           Additional Information.  Furnish Brascan with such additional information as Brascan shall reasonably request in order to enable Brascan to determine whether the terms, covenants, provisions and conditions of this Agreement and the Revolving Credit Note have been complied with by Borrower including, without the necessity of any request by Brascan, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

8.8           Notice of Suits, Adverse Events.  Furnish Brascan with prompt written notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Brascan, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

8.9           ERISA Notices and Requests.  Furnish Brascan with prompt written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter, (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice, (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment, (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or shall institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

8.10           Additional Documents.  Execute and deliver to Brascan, upon request, such documents and agreements as Brascan may, from time to time, reasonably request in writing to carry out the purposes, terms or conditions of this Agreement.

IX.           EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

9.1           Nonpayment.  Failure by Borrower to pay any principal or, subject to a three (3) day grace period, interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or, subject to a three (3) day grace period,  make any other payment, fee or charge provided for herein when due or in any Other Document in accordance with its terms.

9.2           Breach of Representation.  Any representation or warranty made or deemed made by Borrower in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

9.3           Financial Information.  Failure by Borrower to (i) furnish financial information when due or when requested in accordance herewith, or (ii) permit the inspection of its books or records to the extent required hereunder;

9.4           Judicial Actions.  Except with respect to Permitted Encumbrances, the issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower’s property which is not stayed or lifted within thirty (30) days;

9.5           Noncompliance.  Failure or neglect of Borrower to (i) except as provided in (ii) below, perform, keep or observe any term, provision, condition, covenant herein contained, or contained in this Agreement or any Other Document, and (ii) perform, keep or observe any term, provision, condition or covenant, contained in Sections 5.3 or 8.1 hereof, in each case, which failure or neglect is not cured within ten (10) days from the earlier of (x) Borrower’s knowledge of such failure or neglect, and (y) receipt by Borrower of written notice thereof from Brascan; provided, however, that Borrower’s failure to comply with Section 5.4(b) shall not constitute an Event of Default unless such failure shall have occurred for two consecutive fiscal quarters of Borrower.

9.6           Judgments.  Any judgment or judgments are rendered or judgment liens filed against Borrower, singly, or in an aggregate amount, in excess of $500,000, except to the extent that either (i) within thirty (30) days of such rendering or filing, each such judgment is either satisfied, stayed, bonded or discharged of record or (ii) Borrower is contesting each such judgment in good faith and establishes reserves satisfactory to Brascan and enforcement of each such judgment or liens are continuously stayed;

9.7           Bankruptcy of Borrower.  Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or Federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

9.8           Inability to Pay.  Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

9.9           Cross Default.  A default of the obligations of Borrower under any other agreement to which it is a party shall occur and such default is not cured within any applicable grace period and could reasonably be expected to have a Material Adverse Effect;

9.10           Change of Control.  Any Change of Control shall occur;

9.11           Invalidity.  Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Brascan;

9.12           Licenses.  (i) Any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license or permit of Borrower, the continuation of which is material to the continuation of Borrower’s business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such material license or permit and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any material license or material permit necessary for the continuation of Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such material license or material permit; (ii) any agreement which is necessary or material to the operation of Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Brascan within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

9.13           Pension Plans.  An event or condition specified in Sections 6.10 or 8.9 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Brascan be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Brascan, would have a Material Adverse Effect.

9.14           Security Documents.  Any of the Security Documents shall cease, for any reason (other than pursuant to the terms hereof or thereof), to be in full force and effect, or Borrower shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby except to the extent that any such loss of perfection or priority results from the failure of Brascan to maintain possession of any instruments pledged under the Security Documents that were actually delivered to it.

X.           BRASCAN’S RIGHTS AND REMEDIES AFTER DEFAULT.

10.1           Rights and Remedies.  Upon the occurrence of (i) an Event of Default pursuant to Section 9.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Brascan to make Advances shall be deemed terminated (other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower); and (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Brascan all Obligations shall be immediately due and payable and Brascan shall have the right to terminate this Agreement and to terminate the obligation of Brascan to make Advances.  Upon the occurrence and during the continuation of any Event of Default, Brascan shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents and at law or equity generally.

10.2           Brascan’s Discretion.  Brascan shall have the right in its sole discretion to determine which rights or remedies Brascan may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination shall not in any way modify or affect any of Brascan’s rights hereunder.

10.3           Rights and Remedies not Exclusive.  The foregoing rights and remedies are not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

10.4           Allocation of Payments After Event of Default.  Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Brascan on account of the Obligations or any other amounts outstanding under any of the Other Documents may, at Brascan’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Brascan in connection with enforcing its rights and the rights of Brascan under this Agreement and the Other Documents;

SECOND, to the payment of any fees owed to Brascan under this Agreement or any Other Document;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Brascan in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to Brascan;

FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

FIFTH, to the payment of the outstanding principal amount of the Obligations;

SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.

XI.          WAIVERS AND JUDICIAL PROCEEDINGS.

11.1           Waiver of Notice.  Borrower hereby waives notice of demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

11.2           Delay.  No delay or omission on Brascan’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

11.3           Jury Waiver.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XII.         EFFECTIVE DATE AND TERMINATION.

12.1           Term.  This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower and Brascan, shall become effective on the date hereof and shall continue in full force and effect until the first anniversary of the Closing Date (the “Term”) unless sooner terminated as herein provided.

12.2           Termination.  The termination of the Agreement shall not affect Borrower’s rights, Brascan’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated.  The rights granted to Brascan hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or Borrower has furnished Brascan with an indemnification reasonably satisfactory to Brascan with respect thereto.  All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIII.        MISCELLANEOUS.

13.1           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  Any judicial proceeding brought by or against Borrower or Brascan with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower or Brascan  accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.  Each of Borrower and Brascan hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower and Brascan, as applicable, at its address set forth in Section 13.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Borrower and Brascan to bring proceedings against any other party hereto in the courts of any other jurisdiction.  Each of Borrower and Brascan waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  Any judicial proceeding by Borrower against Brascan involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a Federal or state court located in the County of New York, State of New York.

13.2           Entire Understanding.  a)  This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower and Brascan and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s and Brascan’s respective officers.  Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by Borrower and Brascan.  Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

13.3           Successors and Assigns  This Agreement shall be binding upon and inure to the benefit of Borrower, Brascan, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Brascan.

13.4           Application of Payments.  To the extent that Borrower makes a payment or Brascan receives any payment for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Brascan.

13.5           Indemnity.   Borrower shall indemnify Brascan, and each of its officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Brascan in any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Brascan is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct or gross negligence of the party being indemnified (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the indemnitees described above in this Section 13.5 by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances.  Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Brascan, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Brascan on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Brascan for payment of) to the extent not otherwise required to be paid pursuant to the terms of this Agreement, all such taxes, including interest and penalties thereon, and shall indemnify and hold the indemnitees described above in this Section 13.5 harmless from and against all liability in connection therewith.

13.6           Notice.  Any notice or request hereunder may be given to Borrower or to Brascan at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.  Any notice, request, demand, direction or other communication (for purposes of this Section 13.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission in accordance with this Section 13.6.  Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 13.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 13.6.  Any Notice shall be effective:

(a)           In the case of hand-delivery, when delivered;

(b)           If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)           In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d)           In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e)           In the case of electronic transmission, when actually received; and

(f)           If given by any other means (including by overnight courier), when actually received.

                               If to Brascan at:

Brascan (U.S.) Corp.
Three World Financial Center
200 Vesey Street, Floor 10
New York, New York 10281-1010
Attention: Craig Laurie
Telephone: (212) 417-7000
Facsimile: (212) 549-8310

                                with a copy to:

Brookfield Asset Management Inc.
Brookfield Place
181 Bay Street, Suite 300
Toronto, Ontario, M5J 2T3
Attention: Jack Sidhu
Telephone: (416) 363.9491
Facsimile: (416) 359.9642

                                and a copy to:

Torys LLP
79 Wellington Street West
Suite 3000
Toronto, Ontario, M5K 1N2
Attention: Scott Kraag, Partner
Telephone: (416) 865.7980
Facsimile: (416) 865.7380

                                If to Borrower:

Crystal River Capital, Inc.
c/o Hyperion Brookfield Asset Management, Inc.
Three World Financial Center

200 Vesey Street, Floor 10
New York, New York 10281-1010
Attention: General Counsel
Telephone: (212) 549-8400
Facsimile: (212) 549-8310

                                  with a copy to:

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Attention: Michael K. Chernick, Esq.
Telephone: (212) 318-6000
Facsimile: (212) 230-7639

13.7           Survival.  The obligations of Borrower under Sections 2.2(c), 3.4, 13.5 and 13.7 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

13.8           Severability.  If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

13.9           Expenses.  All costs and expenses including reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Brascan on its behalf  (a) in connection with the preparation, negotiation and execution and delivery of this Agreement and the Other Documents, or (b) in all efforts made to enforce payment of any Obligation, or (c) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (d) maintaining, preserving or enforcing any of Brascan’s rights hereunder and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (e) in defending or prosecuting any actions or proceedings arising out of or relating to Brascan’s transactions with Borrower, or (f) in connection with any advice given to Brascan with respect to its rights and obligations under this Agreement and the Other Documents, may be charged to Borrower’s Account and shall be part of the Obligations.

13.10         Injunctive Relief.  Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Brascan; therefore, Brascan, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

13.11         Damages.  Neither Borrower, Brascan nor any attorney for it, shall be liable to the other parties hereto (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

13.12         Captions.  The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

13.13         Counterparts; Facsimile.  This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any copy delivered by a party by facsimile transmission shall be deemed to be an original copy hereto.

13.14         Construction.  Each party and its respective counsel have reviewed this Agreement and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

13.15         Sharing Information.

(a)           From time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by Brascan or by one or more Subsidiaries or Affiliates of Brascan.

(b)           Notwithstanding anything herein to the contrary, the information subject to this Section 13.15 shall not include, and Brascan may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Brascan relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Advances and transactions contemplated hereby.

13.16         Publicity.  Brascan or any of its affiliates is hereby authorized to make appropriate announcements of the financial arrangement entered into among Borrower and Brascan in such publications and to such selected parties as Brascan shall in its sole and absolute discretion deem appropriate.

13.17         Confidentiality.  Brascan agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement; provided that nothing herein shall prevent Brascan from disclosing any such information (a) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (b) upon the request or demand of any Governmental Body having jurisdiction over it, (c) in response to any order of any court or other Governmental Body or as may otherwise be required pursuant to any Applicable Law, (d) in connection with any litigation or similar proceeding or (e) in connection with the exercise of any remedy hereunder or under any Other Document.

               BRASCAN ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

13.18         Certifications From Banks and Participants; US Patriot Act.   Brascan or any assignee of it that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Brascan the certification, or, if applicable, recertification, certifying that Brascan is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

Each of the parties has signed this Agreement as of the day and year first above written.

CRYSTAL RIVER CAPITAL, INC.

By:	/s/ Clifford E. Lai
Name: Clifford E. Lai
Title: President and CEO

BRASCAN (U.S.) CORPORATION

By:	/s/ Barry Blattman
Name: Barry Blattman
Title: President